CERTIFICATE OF AMENDMENT

                                   OF

                THE RESTATED CERTIFICATE OF INCORPORATION

                                   OF

                         ARROW ELECTRONICS, INC.

          UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                              * * * * *

     I, THE UNDERSIGNED, Robert E. Klatell, being the Secretary of Arrow Electronics, Inc. hereby certify:

1.  The name of the corporation is Arrow Electronics, Inc.

2. The certificate of incorporation of said corporation was filed in the Department of State on the 20th day of November, 1946.

3. (a) The certificate of incorporation is amended to increase the number of authorized shares of stock from 122,000,000 shares at $1 par value to 162,000,000 shares at $1 par value. To effect this increase, the certificate of incorporation is amended to increase the number of authorized shares of common stock from 120,000,000 to 160,000,000. The 2,000,000 authorized shares of preferred stock will remain the same.

    (b) To effect the foregoing, the first paragraph of Article Third relating to the number of authorized shares of stock is amended to read as follows:

     "THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty-two million (162,000,000) shares, consisting of:

    (a) Two million (2,000,000) shares of Preferred Stock having a par value of $1 per share (hereinafter referred to as "Preferred Stock"); and

    (b) One Hundred Sixty Million (160,000,000) shares of Common Stock having a par value of $1 per share (hereinafter referred to as "Common Stock")."

4. The amendment hereinabove set forth was authorized by unanimous written consent of the board of directors dated August 21, 2000, followed by the vote of the holders of a majority of all the outstanding shares entitled to vote thereon.

     IN WITNESS WHEREOF, we have signed this certificate on the 12th day of October 2000 and we affirm the statements contained herein as true under penalties of perjury.

By:   /s/ Robert E. Klatell
      ---------------------
Name: Robert E. Klatell
Title:Secretary